Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS BOARD

RECEIVES ACQUISITION PROPOSAL

BURLINGTON, NEW JERSEY - June 1, 2009 Franklin Electronic Publishers, Inc. (NYSE AMEX Equities US:FEP), a worldwide leader in providing language and related technology solutions, today announced that it has received a copy of a Schedule 13D filed with the Securities and Exchange Commission relating to a non-binding proposal by Saunders Acquisition Corporation for an all cash acquisition at $2.35 per share. According to its Schedule 13D filing, Saunders is a newly formed Delaware corporation founded by existing management of the Company who, together with existing shareholders who are members of the Saunders group, beneficially own shares or options to purchase shares representing 43.7% of the voting power of the Company. Taking into account only options expected to be exercised at the time of any vote on their proposal, such persons will own 39.9% of the voting power of the Company.

Franklin’s Board of Directors has appointed a Special Committee comprised of independent Board members to consider the Saunders proposal and other proposals.

About Franklin:

Franklin Electronic Publishers, Incorporated (NYSE Alternext US:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 140,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.